Filed Pursuant to Rule 424(b)(2)
                                        Registration No. 33-59691

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 29, 1995
                                  $400,000,000
                       FEDERATED DEPARTMENT STORES, INC.
                          8.125% SENIOR NOTES DUE 2002
                              -------------------

    Interest on the Notes is payable on October 15 and April 15 of each year, commencing April 15, 1996. The Notes are not redeemable prior to maturity and are not subject to a sinking fund. The Company has the obligation, subject to certain conditions, to offer to repurchase all of the Notes at 101% of the principal amount thereof plus accrued interest to the date of repurchase (i) upon the occurrence of a Change of Control or (ii) if the Company reaches Investment Grade Status, upon the occurrence of a Designated Event and a Rating Decline in connection therewith. See "Description of the Notes".

    The Notes are general unsecured obligations of the Company and rank on parity in right of payment with all other Senior Indebtedness of the Company. The Notes will be effectively subordinated to all existing and future indebtedness of the Company's subsidiaries. As of July 29, 1995, as adjusted for this offering, the Company's subsidiaries had $3,243.7 million of pro forma Indebtedness (excluding guarantees of Company indebtedness) and the Company had $2,020.7 million of pro forma secured Indebtedness. See "Terms of Other Indebtedness of the Company".

    The Notes will be represented by a Global Security registered in the name of the nominee of DTC, which will act as Depository. Beneficial interests in the Global Security will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to participants' interest) and its participants. Except as described herein, Notes in definitive form will not be issued. Beneficial interests in the Notes may be purchased in denominations of $1,000 or any integral multiple thereof. Payments of the principal of and premium, if any, and interest on the Notes will be made directly to DTC for subsequent disbursement to DTC participants, who are to remit such payments to the beneficial owners of the Notes. See "Description of the Notes--Book-Entry System".

    Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds or the equivalent, so long as DTC continues to make the Same-Day Funds Settlement System available to the Company. The Notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the Notes will therefore settle in immediately available funds.

    The Company has applied to list the Notes on the New York Stock Exchange.

    SEE "RISK FACTORS" BEGINNING AT PAGE 3 IN THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES.
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                                                    INITIAL PUBLIC      UNDERWRITING     PROCEEDS TO
                                                   OFFERING PRICE(1)    DISCOUNT(2)     COMPANY(1)(3)
                                                   -----------------    ------------    -------------
Per Note........................................       99.890%             1.625%          98.265%
Total...........................................    $399,560,000         $6,500,000     $393,060,000

------------

(1) Plus accrued interest, if any, from October 6, 1995.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".

(3) Before deducting estimated expenses of $150,000 payable by the Company.
                              -------------------

    The Notes offered hereby are offered by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York, on or about October 6, 1995, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
                  CS FIRST BOSTON
                                    LEHMAN BROTHERS
                                                       CITICORP SECURITIES, INC.
                              -------------------

           The date of this Prospectus Supplement is October 3, 1995.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              RECENT DEVELOPMENTS

    On August 14, 1995, the Company, a wholly owned subsidiary of the Company ("Newco"), and Broadway Stores, Inc. ("Broadway") entered into an agreement (the "Merger Agreement") pursuant to which, on the terms and subject to the conditions set forth therein, Newco will be merged with and into Broadway (the "Merger"), and Broadway will thereby become a subsidiary of the Company. The consideration payable to Broadway's Stockholders pursuant to the Merger (other than cash payable in lieu of certain fractional shares) consists solely of common stock of the Company ("Common Stock") and preferred stock of Broadway. The Merger is intended to permit the Company to broaden its base of department store operations in the areas in which Broadway's department stores are operated (primarily California and the southwestern United States).

    In connection with the Merger Agreement, the Company and Broadway's majority stockholder entered into an agreement pursuant to which, among other things, such stockholder agreed to vote all of the shares of Broadway common stock owned by it in favor of the adoption of the Merger Agreement and granted to the Company an option to purchase such shares for consideration consisting of 0.27 shares of Common Stock for each such share of Broadway common stock. In addition, the Company, a wholly owned subsidiary of the Company ("FNC II"), and The Prudential Insurance Company of America ("Prudential") entered into an agreement (the "Prudential Agreement") providing for the purchase by FNC II from Prudential of certain mortgage indebtedness of Broadway (the "Broadway/Prudential Mortgage Debt") for consideration consisting of a $221.1 million promissory note of FNC II and, at FNC II's option, either $200.0 million in cash or a number of shares of the Common Stock determined in accordance with the provisions of the Prudential Agreement.

    The obligations of the Company and Broadway to consummate the Merger are conditioned upon, among other things, (i) adoption of the Merger Agreement by Broadway's stockholders; (ii) the absence of any order or injunction that prohibits the consummation of the transactions contemplated by the Merger Agreement; and (iii) all consents, authorizations, orders, and approvals of any governmental authority required in connection with the Merger Agreement having been obtained, other than any such consents, authorizations, orders, or approval which, if not obtained, would not have a material adverse effect on the business, financial condition, or results of operations of Broadway. The Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Effective Time, the FTC or the Antitrust Division could, among other things, seek under the antitrust laws to enjoin the Merger or to cause the Company to divest itself, in whole or in part, of Broadway or of other assets owned or businesses conducted by the Company. Under certain circumstances, private parties and state governmental authorities could also bring legal action under the antitrust laws challenging the Merger.

    The Company anticipates that a number of Broadway's stores will be disposed of following the Merger. As of the date of this Prospectus Supplement, however, the Company had not entered into any agreements providing for such dispositions and there can be no assurance that the Company will do so or as to the timing or terms thereof. If the Merger is completed, the Company anticipates that Broadway's retained department stores will be converted into Macy's, Bullock's, or Bloomingdale's stores commencing early in 1996.

    On September 27, 1995, the Company issued $350.0 million in aggregate principal amount of 5% Convertible Subordinated Notes Due 2003. See "Terms of Other Indebtedness of the Company--Convertible Subordinated Notes".

                                USE OF PROCEEDS

    The net proceeds of the offering are estimated to be $392.9 million. Of such amount, $307.4 million will be used to prepay the entire outstanding principal amount of the Company's Senior Convertible Discount Notes Due 2004 (the "Convertible Notes"). The Convertible Notes bear interest at the rate of 9.72% per annum until maturity, and may be prepaid in whole or in part at any time at 100% of the principal amount prepaid, together with interest accrued to the date of prepayment. The remainder of such amount, together with other funds available to the Company, is expected to be used to pay certain costs and expenses associated with the Merger and the conversion of certain of Broadway's stores into Macy's, Bullock's, and Bloomingdale's stores (including costs and expenses associated with the remodelling of such stores in connection with such conversions). Prior to the application thereof as described above, the net proceeds of the offering are expected to be used by the Company to temporarily reduce revolving credit borrowings. If the Merger were to fail to occur (which failure is not anticipated), it is anticipated that the net proceeds of the offering remaining after the prepayment of the Convertible Notes would be used for general corporate purposes, as described under "Use of Proceeds" in the accompanying Prospectus.

                   TERMS OF OTHER INDEBTEDNESS OF THE COMPANY

MORTGAGE LOANS

    Allied Stores General Real Estate Company, a wholly owned subsidiary of the Company ("ASGREC"), and certain of ASGREC's subsidiaries are parties to a mortgage loan facility agreement (the "ASGREC Mortgage Loan Facility"). As of July 29, 1995, approximately $345.1 million was outstanding under the ASGREC Mortgage Loan Facility. Borrowings under the ASGREC Mortgage Loan Facility bear interest at 9.99% per annum and will mature in 2002. Borrowings under the ASGREC Mortgage Loan Facility are secured by liens on certain real property of such subsidiaries.

    In addition to the mortgage indebtedness described above and certain intercompany debt, the Company and certain of its subsidiaries are obligated under certain mortgage notes in an aggregate principal amount of approximately $74.5 million, of which $2.7 million was classified as short-term debt as of July 29, 1995. The foregoing mortgage notes are secured by loans on certain real property of the Company's subsidiaries.

RECEIVABLES ASSET BACKED CERTIFICATES

    In 1992, a master trust (the "Master Trust") originated by Prime Receivables Corporation ("Prime"), an indirect wholly owned special purpose finance subsidiary of the Company, issued to third parties a total of $981.0 million ($979.1 million discounted amount) of asset backed securities in four separate classes (collectively, the Series 1992 "Class A and B Certificates") as follows:
(i) $450.0 million in aggregate principal amount of 7.05% Class A-1 Asset-Backed Certificates, Series 1992-1 due December 15, 1997; (ii) $450.0 million in aggregate principal amount of 7.45% Class A-2 Asset-Backed Certificates, Series 1992-2 due December 15, 1999; (iii) $40.5 million in aggregate principal amount of 7.55% Class B-1 Asset-Backed Certificates, Series 1992-1 due January 15, 1998; and (iv) $40.5 million in aggregate principal amount of 7.95% Class B-2 Asset-Backed Certificates, Series 1992-2 due January 18, 2000. Concurrently therewith, the Master Trust issued to Prime two additional classes of asset backed securities (collectively, the "Series 1992 Class C Certificates") as follows: $55.0 million in aggregate principal amount of 8.05% Class C-1 Asset-Backed Certificates, Series 1992-1 due February 15, 2001 and $55.0 million in aggregate principal amount of 8.45% Class C-2 Asset-Backed Certificates, Series 1992-2 due November 15, 2002. As of July 29, 1995, the aggregate principal amount of the Series 1992 Class A and B Certificates was

$981.0 million and the aggregate principal amount of the Series 1992 Class C Certificates was $110.0 million. In January 1995, Prime sold the Series 1992 Class C Certificates to a third party for an aggregate sale price of $77.0 million. The agreement pursuant to which the Series 1992 Class C Certificates were sold provided for the allocation of payments received by the third party purchaser on account of the Series 1992 Class C Certificates as though such third party owned $77.0 million in principal amount thereof and Prime owned $33.0 million in principal amount thereof (with Prime's entitlement to such payments being subordinated to such third party's entitlement to such payments).

    In July 1995, the Master Trust issued to third parties a total of $598.0 million ($597.1 million discounted amount) of asset backed securities in two separate classes (collectively, the "Series 1995 Class A and B Certificates") as follows: (i) $546.0 million in aggregate principal amount of 6.75% Class A Asset-Backed Certificates, Series 1995-1 due August 15, 2002 and (ii) $52.0 million in aggregate principal amount of 6.90% Class B Asset-Backed Certificates, Series 1995-1 due September 15, 2002. Concurrently therewith, the Master Trust issued to Prime $52.0 million in aggregate principal amount of 9.0% Class C Asset-Backed Certificates, Series 1995-1 due November 15, 2005 (the "Series 1995 Class C Certificates"). Subject to certain conditions, Prime may sell the Series 1995 Class C Certificates to a third party on terms similar or dissimilar to those upon which the Series 1992 Class C Certificates were sold or may continue to hold the Series 1995 Class C Certificates indefinitely.

    The certificates described in the two preceding paragraphs represent undivided interests in the assets of the Master Trust, which consist primarily of consumer credit card receivables generated by certain of the department store businesses operated by the Company, all of which have been (or, with respect to future receivables generated by such operations, will be) purchased by Prime and thereafter transferred to the Master Trust. Subject to the ability of Prime, at its option, to make funds available to the Master Trust in certain circumstances, payments of principal and interest on the certificates are funded solely from collections of the receivables held by the Master Trust. Prime expects from time to time to create other series of certificates that evidence undivided interests in the assets of the Master Trust, the net proceeds of which would be remitted to the Company.

RECEIVABLES BACKED COMMERCIAL PAPER

    Seven Hills Funding Corporation, an indirect wholly owned special purpose finance subsidiary of the Company ("Seven Hills"), is a party to a liquidity facility with a syndicate of banks providing support for the issuance by Seven Hills from time to time of up to $375.0 million of receivables backed commercial paper. The borrowings under the liquidity facility are secured by a pledge of Seven Hills' variable funding certificate representing an undivided interest in the Master Trust, and are entitled to the benefit of interest rate caps of 10%. As of July 29, 1995, Seven Hills had no commercial paper outstanding, and there were no borrowings outstanding under the liquidity facility.

BANK FACILITIES

    GENERAL. The Company and certain financial institutions are parties to the Credit Agreement, pursuant to which such financial institutions have provided the Company with (i) a $2,000.0 million revolving loan facility (the "Revolving Loan Facility") and (ii) an $800.0 million term loan facility (the "Term Loan Facility" and, together with the Revolving Loan Facility, the "Bank Facilities"). Citibank, N.A. ("Citibank") is the administrative agent under the Credit Agreement and Chemical Bank ("Chemical") is the agent under the Credit Agreement.

    REVOLVING LOAN FACILITY. The Revolving Loan Facility provides for revolving credit loans ("Revolving Loans" and, together with the loans under the Term Loan Facility, the "Loans") of up to $2,000.0 million, of which an aggregate of $1,100.0 million is available for working capital purposes (including a letter of credit subfacility). The Revolving Loan Facility includes a swingline subfacility pursuant to which certain of the lenders have agreed to advance up to $50.0 million to the Company on a same-day notice basis. For 30 consecutive calendar days during the period from December 1 to March 1 of each year, total borrowings plus the aggregate stated amounts of stand-by letters of credit under the Revolving Loan Facility may not exceed $1,000.0 million ($1,350 million in the case of the period from December 1, 1995 to March 1, 1996). The Company's ability to effect borrowings under the Revolving Loan Facility is not subject to any borrowing base requirements or limitations. The Revolving Loan Facility matures on March 31, 2000, with the Revolving Loans then outstanding to be repaid in full on such date. As of July 29, 1995, approximately $1,381.6 million (including $281.6 million of letters of credit) was outstanding under the Revolving Loan Facility.

    TERM LOAN FACILITY. The Term Loan Facility matures on January 28, 2000 and does not require any amortization of principal prior to May 3, 1996. Commencing on May 3, 1996, the Company is required to make quarterly amortization payments totaling, on an annual basis: $100.0 million in the first year thereafter; $150.0 million in the second year thereafter; $200.0 million in the third year thereafter; and $350.0 million in the fourth year thereafter. The Company may make voluntary prepayments of amounts outstanding under the Term Loan Facility at any time without penalty or premium. Mandatory repayment of amounts outstanding under the Term Loan Facility are required (i) upon the occurrence of certain events, such as the issuance of certain debt securities (excluding the Notes ) or certain asset sales and (ii) in the amount of a specified percentage of excess cash flow (as defined in the Credit Agreement), until such time as the Company has obtained an investment grade rating with respect to its long-term senior unsecured debt. Mandatory repayments of the Term Loan Facility are to be applied 50% to installments pro rata and 50% to installments in inverse order of maturity, and, to the extent in excess thereof, would next apply permanently to reduce the Revolving Loan Facility to a specified minimum level. As of July 29, 1995, $800.0 million was outstanding under the Term Loan Facility.

    INTEREST RATE. Loans under the Bank Facilities (other than Competitive Bid Loans (as defined below)) bear interest at a rate equal to, at the Company's option, (i) the administrative agent's Base Rate (as defined below) in effect from time to time plus the Applicable Margin (as defined below) ("Base Rate Loans") or (ii) the administrative agent's Eurodollar rate (adjusted for reserves) plus the Applicable Margin ("Eurodollar Loans"). "Applicable Margin" means 0.0% for Base Rate Loans and currently 0.75% for Eurodollar Loans, subject to adjustment based on the Company's long-term debt rating and interest coverage ratio. "Base Rate" is a fluctuating interest rate equal to the highest from time to time of (a) the rate of interest announced publicly by the administrative agent in New York as its base rate; (b) 1/2 of 1% per annum above the latest three-week moving average of secondary market morning offering rates for three-month certificates of deposit of major United States money market banks, as determined weekly by the administrative agent and adjusted for the cost of reserves and estimated insurance assessments from the Federal Deposit Insurance Corporation; and (c) a rate equal to 1/2 of 1% per annum above the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined for any day by the administrative agent. The Company has purchased interest rate caps covering an aggregate notional amount of $1,400.0 million for a period of three years from December 15, 1994. Pursuant to such caps, the Eurodollar rate with reference to which interest on $500.0 million of the Company's variable rate indebtedness is determined is effectively limited to a maximum rate of 8% per annum throughout such three-year period and the Eurodollar rate with reference to which interest on $900.0 million of the Company's variable rate indebtedness is determined is effectively limited to a maximum rate of 7% per annum in the first year of such three-year period, 8% per annum in the second year of such three-year period, and 9% per annum thereafter.

    In addition to Base Rate Loans and Eurodollar Loans, the Revolving Loan Facility includes a competitive bid component that enables the Company to invite the lenders or specified designees under the Revolving Loan Facility to bid for loans having maturities of six months or less and consisting of either fixed rate loans or Eurodollar Loans ("Competitive Bid Loans"). Each such lender would have the opportunity to bid for Competitive Bid Loans at its discretion. The Competitive Bid Loans would bear interest at the rate set forth in the bids accepted by the Company. The competitive bid component of the Revolving Loan Facility may result in additional interest expense savings to the Company.

    FEES. The lenders participating in the Bank Facilities are entitled to customary fees in connection therewith.

    SECURITY AND GUARANTEES. The Company's obligations under the Bank Facilities are secured by a pledge of the capital stock of certain of the Company's present and future subsidiaries, including all of the Company's retail operating subsidiaries, and certain intercompany indebtedness. Such obligations also are guaranteed by certain subsidiaries of the Company, including all of the Company's retail operating subsidiaries. The foregoing pledges and guarantees will be released upon the Company obtaining an investment grade rating (defined for purposes of the Credit Agreement with reference to specified ratings assigned to the Company's long-term senior unsecured debt by Moody's Investor Service and Standard & Poor's Rating Group).

    COVENANTS. The Credit Agreement includes customary affirmative and negative covenants, including covenants requiring the Company, subject to certain exceptions, to (i) comply with laws, pay taxes, maintain insurance, preserve its corporate existence, and permit the lenders to inspect the Company's properties, books, and records; (ii) perform under its material agreements; (iii) conduct transactions with affiliates at arm's length; (iv) not create certain additional liens on the Company's assets; (v) not incur any material debt, other than as permitted by the Credit Agreement; (vi) not prepay, redeem, or otherwise satisfy prior to maturity any material debt; (vii) not pay any dividends or make any other distributions to stockholders; and (viii) not amend or otherwise alter the terms of any material debt instruments, related agreements, or material contracts.

    The Credit Agreement also requires the Company to satisfy certain financial covenants and ratios. In general, these covenants become more restrictive over time, although certain of these covenants may be liberalized or eliminated in the event that the Company obtains an investment grade rating. The financial covenants under the Credit Agreement require the maintenance of a specified EBITDA to net interest ratio, an EBITDA to fixed charge ratio, and an adjusted debt to total capital ratio. The EBITDA to net interest ratio is as follows as of the end of each of the fiscal quarters ending in the month indicated (with EBITDA to exclude unusual and extraordinary items only and net interest defined for this purpose as total interest expense less interest income): October, 1995:
1.50:1; January, 1996: 2.75:1; April, 1996: 2.75:1; July, 1996: 2.75:1; October,
1996: 2.75:1; January, 1997: 3.00:1; April, 1997: 3.00:1; July, 1997: 3.00:1;
October, 1997: 3.00:1; January, 1998: 3.50:1; April, 1998: 3.50:1; July, 1998:
3.50:1; October, 1998: 3.50:1; January, 1999: 3.75:1; April, 1999: 3.75:1; July,
1999: 3.75:1; October, 1999: 3.75:1; and thereafter: 4.00:1. The EBITDA to fixed charge ratio is as follows as of the end of each of the fiscal quarters ending in the month indicated: October, 1995: 0.50:1; January, 1996: 1.00:1; April, 1996: 1:00:1; July, 1996: 0.90:1; October, 1996: 0.87:1; January, 1997: 0.93:1;
April, 1997; 0.95:1; July, 1997: 0.98:1; and thereafter: 1.00:1; until such time as the Company achieves an investment grade rating for its senior debt (with EBITDA calculated as set forth in the immediately preceding sentence and to include increases in receivables financings in 1995, and fixed charges defined for this purpose as net interest, excluding non-cash interest expense, plus scheduled debt amortization, excluding amortization of certain nonrecourse debt, plus cash capital expenditures, plus cash tax expense, plus cash dividends). The adjusted debt to total capital ratio is as follows as of the end of each of the fiscal quarters ending in the month indicated (with adjusted debt defined for this purpose as total debt excluding certain nonrecourse debt and commercial paper and total capital defined for this purpose as adjusted debt plus total stockholders' equity): October, 1995: 56%; January, 1996: 53%; April, 1996: 53%; July, 1996: 53%; October, 1996: 55%;
January, 1997: 49%; April, 1997: 48%; July, 1997: 48%; October, 1997: 49%;
January, 1998: 44%; April, 1998: 44%; July, 1998: 44%; October, 1998: 45%; and
thereafter: 40%.

    EVENTS OF DEFAULT. The Credit Agreement contains customary events of default, including: (i) the nonpayment of principal and amounts in reimbursement of letters of credit when due and the nonpayment of interest, fees, or other amounts within a specified number of days after the due date; (ii) the nonpayment of principal or interest on certain material indebtedness; (iii) the occurrence of certain events of bankruptcy or insolvency; (iv) the failure to observe certain covenants under the Credit Agreement, subject to applicable grace periods; (v) the occurrence of certain ERISA events; and (vi) certain transactions resulting in a change in control of the Company.

SENIOR NOTES DUE 2001

    The Company's Senior Notes due 2001 are unsecured obligations of the Company that mature on February 15, 2001 and bear interest at the rate of 10% per annum. The outstanding aggregate principal amount of such notes was $450.0 million as of July 29, 1995.

CONVERTIBLE SUBORDINATED NOTES

    The Company's Convertible Subordinated Notes Due 2003 (the "Subordinated Notes") are unsecured obligations of the Company that mature on October 1, 2003 and bear interest at the rate of 5% per annum. The outstanding aggregate principal amount of such notes was $350.0 million as of September 27, 1995 (the date of the original issuance thereof). Subject to limitations contained in its other debt instruments, at any time on or after October 1, 1998, the Company may make optional redemptions of the Subordinated Notes in whole or in part.

    Each holder of Subordinated Notes has the right, subject to certain limitations, to convert the principal of any such Subordinated Notes into fully paid and nonassessable shares of Common Stock at the rate of 29.2547 shares of Common Stock for each $1,000 principal amount of Subordinated Notes (subject to adjustment in certain circumstances).

NON-RECOURSE NOTE MONETIZATION FACILITY

    On May 3, 1988, the Company sold its Filene's and Foley's divisions to May Department Stores for consideration consisting in part of a $400.0 million fixed-rate promissory note (the "May Note"). The Company subsequently transferred the May Note to a grantor trust of which the Company is the beneficiary. Using the May Note as collateral, the trust borrowed $352.0 million under a note monetization facility and distributed the proceeds of such borrowing to the Company. The trust's borrowing under the note monetization facility bears interest at fluctuating interest rates based on the London Interbank Offered Rate, subject to certain adjustments, and matures in two equal installments on May 3, 1997 and 1998. An interest rate swap agreement was entered into for the note monetization facility which, in effect, converted the variable interest rate to a fixed rate of 10.344%. Neither the Company nor any subsidiary of the Company is an obligor on the borrowing under the note monetization facility, and the lender's recourse thereunder is limited to the trust's assets and the Company's interest in the trust.

OTHER INDEBTEDNESS OF THE COMPANY

    Pursuant to the Company's plan of reorganization, which became effective on February 4, 1992, and the plan of reorganization (the "Macy's POR") of R.H. Macy & Co., Inc. ("Macy's"), each of the Company and Macy's were allowed to make disbursements on account of certain federal, state, and local tax claims over a period of up to six years. As of July 29, 1995, approximately $227.6 million of such obligations remained outstanding, of which approximately $52.8 million was classified as short-term debt. Such obligations are several obligations of the Company and/or various of its subsidiaries.

INDEBTEDNESS OF BROADWAY

    Upon the consummation of the Merger, Broadway will become a subsidiary of the Company. At July 29, 1995, Broadway's principal long-term debt (other than the $421.1 million outstanding principal amount of the Broadway/Prudential Mortgage Debt, which is expected to be purchased by FNC II as described under "Recent Developments") consisted primarily of $503.6 million of indebtedness secured by Broadway's credit card receivables (the "Broadway Receivables-Backed Debt"), $89.3 million outstanding principal amount of mortgage indebtedness (the "Broadway/Bank of America Mortgage Debt"), and $143.8 million outstanding principal amount of 6 1/4% Convertible Senior Subordinated Notes due 2000 (the "Broadway Convertible Notes"). At July 29, 1995, Broadway also had $51.7 million of advances and $60.0 million of letters of credit outstanding under its working capital facility (the "Broadway Working Capital Facility"). As a result of the Merger, Broadway will be required to offer to repurchase all of the outstanding Broadway Convertible Notes for a purchase price equal to the principal amount thereof plus accrued and unpaid interest to the date established for such repurchase. Additional information concerning the Broadway/Prudential Mortgage Debt, the Broadway Receivables-Backed Debt, the Broadway/Bank of America Mortgage Debt, the Broadway Convertible Notes, and the Broadway Working Capital Facility is contained in the notes to the consolidated financial statements of Broadway incorporated by reference in this Prospectus Supplement. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

    In connection with the Merger, Broadway and General Electric Capital Corporation ("GE Capital") entered into an amendment to the Broadway Working Capital Facility pursuant to which the size of the Broadway Working Capital Facility was increased to $250.0 million from $225.0 million, and the percentage of the value of "Eligible Inventory" that constitutes the "Borrowing Base" under the Broadway Working Capital Facility was increased to 55% from 50%. In addition, the minimum inventory balance requirements under the Broadway Working Capital Facility were relaxed and various financial covenants previously contained therein were eliminated. As a condition to GE Capital's entering into the Broadway Working Capital Amendment, GE Capital and the Company entered into a Put Agreement and a Last-Out Participation Agreement, pursuant to which the Company will be required to purchase from GE Capital for $30.0 million a last-out participation in the Broadway Working Capital Facility upon the earlier to occur of (i) the commitment termination date under the Broadway Working Capital Facility (unless all of Broadway's obligations under the Broadway Working Capital Facility are paid or otherwise satisfied in accordance with the terms of such facility on or prior to such date) and (ii) the tenth banking day prior to the then-current expiration date of the letter of credit that the Company provided to GE Capital to secure the performance of the Company's contingent purchase obligation thereunder. In addition, Broadway, the Company, and Bank of America National Trust and Savings Association entered into an agreement providing for an amendment to the Bank of America Mortgage Debt, pursuant to which such indebtedness would become recourse indebtedness of Broadway upon the consummation of the Merger.

                            DESCRIPTION OF THE NOTES

    The Notes will be issued under the Indenture, as supplemented by a Fifth Supplemental Indenture (the "Supplemental Indenture"). Effective as of October 2, 1995, State Street Bank and Trust Company has succeeded The First National Bank of Boston as Trustee under the Indenture. The following discussion includes a summary description of material terms of the Supplemental Indenture and the Notes (which represents a series of, and are referred to in the accompanying Prospectus as, "Debt Securities"). The following description of the terms of the Notes offered hereby supplements, and should be read in conjunction with, the statements under "Description of Debt Securities" in the accompanying Prospectus. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture and the Supplemental Indenture. Capitalized terms not defined herein have the meanings given to them in the Indenture and the Supplemental Indenture. Certain defined terms used in the following discussion are set forth below in "-- Certain Defined Terms."

GENERAL

    The Notes will be unsecured obligations of the Company, will rank equally with all other unsecured and unsubordinated indebtedness of the Company, and will be limited to $400,000,000 aggregate principal amount. The Notes will mature on October 15, 2002 and will bear interest at the rate per annum shown on the front cover of this Prospectus Supplement from October 6, 1995, payable semiannually on October 15 and April 15 of each year, commencing on April 15, 1996, to the Persons in whose names the Notes are registered at the close of business on the preceding October 1 or April 1, as the case may be.

    The Notes are not redeemable at the option of the Company prior to maturity and are not subject to a sinking fund.

BOOK-ENTRY SYSTEM

    The Notes will initially be issued in the form of a Global Security held in book-entry form. Accordingly, The Depository Trust Company ("DTC") or its nominee will be the sole registered holder of the Notes for all purposes under the Supplemental Indenture. DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds or the equivalent, so long as DTC continues to make the Same-Day Funds Settlement System available to the Company.

    Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

CERTAIN RESTRICTIVE COVENANTS

    The Supplemental Indenture will provide that the following restrictive covenants will be applicable to the Company unless and until the Company reaches Investment Grade Status. Upon reaching Investment Grade Status, the Company will be released from its obligations to comply with each of the restrictive covenants described below, except for "Limitation on Liens," "Limitation on Sale and Leaseback Transactions" (including the provisions of the covenant described under the caption entitled "Limitation on Asset Sales" with respect to application of proceeds), "Limitations on Merger and Certain Other Transactions," and "Change of Control." The Company will remain obligated to comply with each of the covenants described below under the caption "Certain Other Covenants" upon reaching Investment Grade Status.

    LIMITATION ON INDEBTEDNESS. The Company will not be permitted to incur, assume, guarantee, or otherwise become liable with respect to any Indebtedness, other than Permitted Indebtedness referred to in clauses (i) through (iii), clauses (v) and (vi), and clauses (viii) through (xii) of the definition thereof, unless immediately thereafter the Interest Coverage Ratio is 2.0 to 1.0 or greater, after giving effect, on a pro forma basis as if incurred at the beginning of the applicable period, to the obligations of the Company and Restricted Subsidiaries of the Company in respect of such Indebtedness.

    The Restricted Subsidiaries will not be permitted to incur, assume, guarantee, or otherwise become liable with respect to any Indebtedness, other than (a) Permitted Indebtedness referred to in clauses (i) through (iii), clauses (v) and (vi), clauses (viii) through (x), and clause (xii) of the definition thereof and (b) Permitted Indebtedness referred to in clauses (iv) and (vii) of the definition thereof if, in the case of Permitted Indebtedness incurred pursuant to the provisions summarized in this clause (b), immediately thereafter the Interest Coverage Ratio is 2.0 to 1.0 or greater, after giving effect, on a pro forma basis as if incurred at the beginning of the applicable period, to the obligations of the Company and the Restricted Subsidiaries in respect of such Indebtedness.

    LIMITATION ON LIENS. The Company and the Restricted Subsidiaries will not be permitted to create, incur, assume, or suffer to exist any liens upon any of their respective assets, other than Permitted Liens, unless the Notes are secured by an equal and ratable lien on the same assets.

    LIMITATION ON ASSET SALES. The Company and the Restricted Subsidiaries may not consummate any sale of assets (other than sales of inventories, goods, fixtures, and accounts receivable in the ordinary course of business and sales of assets to the Company or a wholly owned Subsidiary of the Company) unless such sale is for fair market value and, in the case of individual sales of assets for which the consideration received (including liabilities assumed) is more than $25.0 million, at least 75% of the consideration therefor (other than liabilities assumed) consists of either (i) any combination of cash, Cash Equivalents, or promissory notes secured by letters of credit or similar assurances of payment issued by commercial banks of recognized standing or (ii) capital asset contributions or capital expenditures made for or on behalf of the Company or a Subsidiary by a third party. Asset sales not subject to "Limitation on Transactions with Affiliates" will be presumed to be for fair market value if the consideration received is less than $25.0 million, and will be conclusively presumed to have been for fair market value if the transaction is determined by the Board of Directors of the Company (the "Board") to be fair, from a financial point of view, to the Company. To the extent that the aggregate amount of net cash proceeds (net of all fees and expenses incurred and all taxes and reserves required to be accrued as a liability as a consequence of such sales of assets, net of all payments made on any Indebtedness that is secured by such assets, and net of all distributions and other payments made to minority interest holders in Subsidiaries of the Company or joint ventures as a result of such sales of assets) from such sales of assets that have not been reinvested in the business of the Company or its Subsidiaries or used to reduce Senior Indebtedness of the Company or its Subsidiaries within 12 months of the receipt of such proceeds, with Cash Equivalents being deemed to be proceeds upon receipt of such Cash Equivalents and cash payments under promissory notes secured as aforesaid being deemed to be proceeds upon receipt of such payments, exceed $100.0 million ("Excess Sale Proceeds") from time to time, such Excess Sale Proceeds will be used to offer to repurchase the Notes (on a pro rata basis with any other Senior Indebtedness of the Company or its Subsidiaries required by the terms of such Indebtedness to be repurchased with such Excess Sale Proceeds, based on the principal amount of such Senior Indebtedness required to be repurchased) at 100% of principal amount, plus accrued interest, and to pay related costs and expenses. To the extent that the aggregate purchase price for the Notes or other Senior Indebtedness tendered pursuant to such an offer to purchase is less than the aggregate purchase price offered in such offer, an amount of Excess Sale Proceeds equal to such shortfall will cease to be Excess Sale Proceeds and may thereafter be used for general corporate purposes. If the aggregate purchase price for the Notes or other Senior Indebtedness tendered pursuant to such an offer to purchase exceeds the amount of such Excess Sale Proceeds, the Trustee will select the Notes or other Senior Indebtedness to be purchased by such method as the Trustee deems fair and appropriate.

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. The Company and the Restricted Subsidiaries may not enter into any sale and leaseback transaction unless (i) the capital lease obligation incurred in connection therewith complies with the "Limitation on Indebtedness" covenant and (ii) the net cash proceeds therefrom are applied in compliance with the "Limitation on Asset Sales" covenant. If the Company reaches Investment Grade Status, the provisions of clause (i) above cease to apply.

    LIMITATION ON RESTRICTED PAYMENTS. The Company and the Restricted Subsidiaries are not permitted to: (i) declare or pay any dividend on, or make any other distribution on account of, the Company's capital stock; (ii) purchase, redeem, or otherwise acquire or retire for value any capital stock (including any option, warrant, or right to purchase capital stock) of the Company owned beneficially by a Person other than a wholly owned Subsidiary of the Company; (iii) purchase, redeem, or otherwise acquire or retire for value the principal of any Subordinated Indebtedness (other than the ASGREC Mortgage Loan Facility if deemed to be subordinated by virtue of the Company's guaranty thereof) prior to the scheduled maturity thereof other than pursuant to mandatory scheduled redemptions or repayments; or (iv) make any Investment other than Permitted Investments (all such dividends, distributions, purchases, redemptions, or Investments being collectively referred to as "Restricted Payments") if, at the time of such action, or after giving effect thereto: (a) an Event of Default has occurred and is continuing; (b) the Company could not incur at least $1.00 of additional Indebtedness under the Interest Coverage Ratio test; or (c) the cumulative amount of Restricted Payments made subsequent to issuance of the Notes is greater than the sum of: (1) 50% of the Company's cumulative consolidated net income (or a negative amount equal to 100% of the Company's cumulative consolidated net loss, if applicable) from January 29, 1995 through the end of the Company's fiscal quarter next preceding the taking of such action; (2) 100% of the aggregate net cash proceeds received by the Company from the issue or sale of capital stock of the Company (other than redeemable capital stock), including capital stock issued upon the conversion of convertible Indebtedness issued on or after the date of issuance of the Notes, in exchange for outstanding Indebtedness, or from the exercise of options, warrants, or rights to purchase capital stock of the Company to any Person other than to a Subsidiary of the Company subsequent to the date of issuance of the Notes (with the Company being deemed, in the case of capital stock issued upon conversion or in exchange for Indebtedness, to have received net cash proceeds equal to the principal amount of the Indebtedness so converted or exchanged); and (3) $250.0 million; provided, however, that the following transactions will not be deemed to constitute "Restricted Payments" and will not be prohibited: (A) the payment of any dividend within 60 days after the date of declaration thereof, if such declaration complied with the foregoing provisions on the date of such declaration; (B) the purchase, redemption, or other acquisition or retirement for value of any shares of capital stock of the Company in exchange for, or out of the proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of other shares of capital stock (other than redeemable capital stock) of the Company; (C) the redemption or other acquisition or retirement for value prior to any scheduled maturity of any Subordinated Indebtedness in exchange for, or out of the proceeds of, a substantially concurrent issue and sale of (i) capital stock (other than redeemable capital stock) of the Company or (ii) Subordinated Indebtedness of the Company; (D) any purchase, redemption, or other acquisition or retirement for value of any capital stock (including any option, warrant, or right to purchase capital stock) of the Company issued to any employee or director of the Company pursuant to any employee benefit or similar plan; and (E) any redemption of share purchase rights issued pursuant to the Company's existing share purchase rights plan (as the same may be amended from time to time) or any similar successor replacement share purchase rights plan involving an aggregate redemption price
(i) for any one such redemption of less than $10.0 million and (ii) for all such redemptions of not more than $20.0 million.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. Neither the Company nor any Restricted Subsidiary will be permitted to: (i) sell, lease, transfer, or otherwise dispose of any of its properties, assets, or securities to; (ii) purchase any property, assets, or securities from; or (iii) enter into any contract or agreement with, or for the benefit of, an Affiliate, within the meaning of Rule 405 promulgated by the Commission under the Securities Act, of the Company or a Subsidiary of the Company (other than the Company or a wholly owned Subsidiary of the Company) (an "Affiliate Transaction") other than Affiliate Transactions in the ordinary course of business which in the aggregate do not exceed: (a) $25.0 million in any one Affiliate Transaction or series of related Affiliate Transactions unless a majority of the disinterested members of the Board determines that such Affiliate Transaction or series of Affiliate Transactions is on terms not less favorable to the Company or such Restricted Subsidiary than those that would apply to an arms-length transaction with an unaffiliated party and (b) $100.0 million in any one Affiliate Transaction or series of related Affiliate Transactions unless the test set forth in clause (a) has been satisfied and the Board shall have been advised by an independent financial advisor that, in the opinion of such advisor, such Affiliate Transaction or series of Affiliate Transactions is fair, from a financial point of view, to the Company or such Restricted Subsidiary. For purposes of this provision, there will be a rebuttable presumption that any Person that holds more than 15% of the stock having ordinary voting power of an entity is an "Affiliate" of such entity.

    LIMITATION ON MERGER AND CERTAIN OTHER TRANSACTIONS. The Company, in a single transaction or through a series of related transactions, will not be permitted to consolidate with or merge with or into any other Person, or transfer (by lease, assignment, sale, or otherwise) all or substantially all of its properties and assets to another Person unless: (i) either (a) the Company is the continuing Person in such a consolidation or merger or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company are transferred (the Company or such other Person being referred to as the "Surviving Person") is a corporation organized and validly existing under the laws of the United States, any state thereof, or the District of Columbia, and expressly assumes, by an indenture supplement, all the obligations of the Company under the Notes, the Indenture, and the Supplemental Indenture and the Trustee receives a favorable written opinion of counsel with respect to satisfaction of the foregoing conditions; (ii) immediately after and giving effect to such transaction and the assumption contemplated by clause (i) above and the incurrence or anticipated incurrence of any Indebtedness to be incurred in connection therewith the Surviving Person could incur $1.00 of additional Indebtedness under the Interest Coverage Ratio test; and (iii) immediately before and immediately after and giving effect to such transaction and the assumption of the obligations as set forth in clause (i) above and the incurrence or anticipated incurrence of any Indebtedness to be incurred in connection therewith, no Event of Default has occurred and is continuing. If the Company reaches Investment Grade Status, the provisions of clause (ii) above cease to apply.

    CHANGE OF CONTROL. Following a Change of Control, the Company will be obligated to offer to repurchase any or all of the Notes at a price in cash equal to 101% of the principal amount thereof, plus interest accrued to the date of repurchase.

    In the event the Company reaches Investment Grade Status, the foregoing Change of Control provisions no longer apply and, thereafter, if a Designated Event with respect to the Company and a Rating Decline in connection therewith occurs, the Company will be obligated to offer to repurchase any or all of the Notes at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. If the Company effects defeasance or covenant defeasance of the Notes under the Indenture and the Supplemental Indenture prior to the date notice of a Rating Decline in connection with a Designated Event is required, the Company will not be obligated to make a repurchase offer as a result of such Designated Event and Rating Decline.

    There can be no assurance that the Company will be able to fund any such repurchase of the Notes. Such a repurchase may be prohibited under the terms of the Credit Agreement and the occurrence of a Change of Control may constitute an event of default under the Credit Agreement. See "Terms of Other Indebtedness of the Company -- Bank Facilities."

    If an offer is made to repurchase Notes, the Company will comply with all tender offer rules, including but not limited to Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

    LIMITATION ON PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Company will not be permitted to, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist any contractual restriction on the ability of any Restricted Subsidiary to (i) pay any dividend on, or make any other distribution on account of, its capital stock or pay any Indebtedness owed to the Company or a Restricted Subsidiary or (ii) make loans or advances to the Company or a Restricted Subsidiary, except for (a) restrictions existing as of the date of issuance of the Notes, (b) restrictions in the documentation setting forth the terms of or entered into in connection with any Permitted Indebtedness, (c) restrictions in the documentation setting forth the terms of or entered into in connection with the sale of such Restricted Subsidiary to a third party, (d) restrictions applicable to a Person acquired by the Company or a Subsidiary of the Company or designated as a Restricted Subsidiary which exist at the time of such acquisition or designation, or (e) other restrictions arising in the ordinary course of business otherwise than in connection with financing transactions.

    LIMITATION ON THE ISSUANCE OF SUBSIDIARY PREFERRED STOCK. The Company will not permit any Restricted Subsidiary to issue any shares of preferred stock other than (i) preferred stock issued to the Company or a wholly owned Subsidiary of the Company or (ii) preferred stock issued to any other Person if, at the time of such issuance, after giving effect thereto on a pro forma basis as if such preferred stock were issued at the beginning of the applicable period, such Restricted Subsidiary could have incurred additional Indebtedness in an amount equal to the aggregate liquidation value of such preferred stock (assuming such Indebtedness were incurred to the Persons and for the purposes to which and for which such preferred stock was issued).

    RESTRICTION ON PERMITTING UNRESTRICTED SUBSIDIARIES TO BECOME RESTRICTED SUBSIDIARIES. The Company will not permit any Unrestricted Subsidiary to be designated as a Restricted Subsidiary unless such Subsidiary has outstanding no Indebtedness except such Indebtedness as the Company could permit it to become liable for immediately after becoming a Restricted Subsidiary and such Subsidiary is otherwise in compliance with all provisions of the Supplemental Indenture that apply to Restricted Subsidiaries.

EVENTS OF DEFAULT

    The following are "Events of Default" with respect to the Notes: (i) failure to pay principal of or premium, if any, on any Note when due; (ii) the failure to repurchase the Notes when required pursuant to the Indenture or the Supplemental Indenture; (iii) failure to pay any interest on any Note when due, which failure continues for 30 calendar days; (iv) failure to perform any other covenant of the Company in the Indenture or the Supplemental Indenture (other than a covenant included therein solely for the benefit of a series of senior debt securities other than the Notes), which failure continues for 60 calendar days after written notice as provided in the Indenture or the Supplemental Indenture; (v) any nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other Indebtedness of the Company or any Restricted Subsidiary (the unpaid principal amount of which is not less than $100.0 million), which default results in the acceleration of the maturity of such Indebtedness prior to its stated maturity or occurs at the final maturity thereof; (vi) certain events of bankruptcy, insolvency, or reorganization of the Company or any Significant Subsidiary or any group of Subsidiaries of the Company that, if considered in the aggregate, would be a Significant Subsidiary; and (vii) the entry of any final judgments or orders against the Company or any of its Subsidiaries in excess of $100.0 million individually or in the aggregate (not covered in full by insurance) that is not paid, discharged, or otherwise stayed (by appeal or otherwise) for 60 calendar days after the entry of such judgments or orders. The Company will be required to provide the Trustee with notice of any uncured Event of Default within 10 calendar days after any responsible officer of the Company becomes aware of or receives actual notice of the occurrence thereof. The Trustee will be required, within 90 calendar days after the occurrence of a default in respect of the Notes, to give to the holders of the Notes notice of all such uncured defaults known to it (except that, in the case of a default in the performance of any covenant of the character contemplated in clause (iii) of the preceding sentence, no such notice to holders of the Notes will be given until at least 30 calendar days after the occurrence thereof); provided, however, that, except in the case of a default of the character contemplated in clause
(i) or (ii) of the preceding sentence, the Trustee may withhold such notice if and so long as it in good faith determines that the withholding of such notice is in the interests of the holders of the Notes.

    If an Event of Default with respect to the Notes occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the Notes by notice as provided in the Indenture may declare the principal amount of the Notes to be due and payable immediately. However, at any time after a declaration of acceleration with respect to the Notes of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the Notes may, under certain circumstances, rescind and annul such acceleration. See "-- Modification and Waiver" in the accompanying Prospectus. If an Event of Default under clause
(vi) above occurs with respect to the Company, the principal of, premium on, if any, and accrued interest on the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes.

DEFEASANCE

    The Company, at its option, (i) will be deemed to have been discharged from its obligations with respect to the Notes (except for certain obligations, including obligations to register the transfer or exchange of the Notes, to replace destroyed, stolen, lost, or mutilated Notes, and to maintain an office or agency in respect of the Notes and hold moneys for payment in trust) or (ii) will be released from its obligations to comply with the restrictive covenants described above (other than with respect to Change of Control) with respect to the Notes, and the occurrence of an event described in clause (iv) under "Events of Default" above with respect to any defeased covenant will no longer be an Event of Default if, in either case, the Company irrevocably deposits with the Trustee, in trust, (a) money or
(b) (1) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or obligations of an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, that, in either case, are not callable at the issuer's option or (2) certain depositary receipts with respect to any obligation of the type specified in the preceding clause (1) ("U.S. Government Obligations") that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of and any interest on the Notes on the dates such payments are due and the Company shall have given the Trustee irrevocable instructions satisfactory to the Trustee to give notice to holders of the Notes of the defeasance of the Notes, all in accordance with the terms of the Notes. Such defeasance may be effected only if, among other things: (A) no Event of Default or event that, with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture or the Supplemental Indenture has occurred and is continuing on the date of such deposit; (B) no Event of Default described under clause (vi) under "Events of Default" above or event that with the giving of notice or lapse of time, or both, would become an Event of Default described under such clause (vi) has occurred and is continuing at any time on or prior to the 124th calendar day following such date of deposit; (C) in the event of defeasance under clause (i) above, the Company has delivered an opinion of counsel stating that (x) the Company has received from, or there has been published by, the Internal Revenue Service ("IRS") a ruling or
(y) since the date of the Indenture there has been a change in applicable federal law, in either case to the effect that, among other things, the holders of the applicable Notes will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred; (D) in the event of defeasance under clause (ii) above, the Company has delivered an opinion of counsel to the effect that, among other things, the holders of the applicable Notes should not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred; (E) the Company has delivered to the Trustee an opinion of a nationally recognized independent public accounting firm certifying the sufficiency of the amount of any U.S. Government Obligations placed on deposit to pay, without regard to any reinvestment of any accrued interest, principal, interest, and premium, if any, on the Notes no later than one day prior to when due; and (F) such defeasance will not result in a breach or violation of, or constitute a default under, any other agreement to which the Company is a party or violate any law to which the Company is subject. In the event the Company fails to comply with its remaining obligations under the Indenture and the Supplemental Indenture after a defeasance of the Indenture and Supplemental Indenture with respect to the Notes as described under clause (ii) of the first sentence of this paragraph and the Notes are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. The Company, however, will remain liable in respect of such payments.

CERTAIN DEFINED TERMS

    For purposes of the Indenture and the Supplemental Indenture, the following definitions apply:

    "Bank Facilities" means the Credit Agreement, dated as of December 19, 1994, among the Company, certain financial institutions, Citibank, N.A., as administrative agent, and Chemical Bank, as agent, as the same may be amended, supplemented, or otherwise modified from time to time.

    "Cash Equivalent" means: (i) obligations issued or unconditionally guaranteed as to principal and interest by the United States of America or by any agency or authority controlled or supervised by and acting as an instrumentality of the United States of America; (ii) obligations (including, but not limited to, demand or time deposits, bankers' acceptances, and certificates of deposit) issued by a depository institution or trust company or a wholly owned Subsidiary or branch office of any depository institution or trust company, provided that (a) such depository institution or trust company has, at the time of the Company's or any Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment, capital, surplus, or undivided profits (as of the date of such institution's most recently published financial statements) in excess of $100.0 million and (b) the commercial payer of such depository institution or trust company, at the time of the Company's or any Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment, is rated at least A1 by S&P or P-1 by Moody's; (iii) debt obligations (including, but not limited to, commercial paper and medium term notes) issued or unconditionally guaranteed as to principal and interest by any corporation, state or municipal government or agency or instrumentality thereof, or foreign sovereignty, if the commercial paper of such corporation, state or municipal government, or foreign sovereignty, at the time of the Company's or any Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment, is rated at least A1 by S&P or P-1 by Moody's; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the type described above entered into with a depository institution or trust company meeting the qualifications described in clause (ii) above; and (v) Investments in money market or mutual funds that invest predominantly in Cash Equivalents of the type described in clauses (i), (ii), (iii), and (iv) above; provided, however, that, in the case of the clauses (i) through (iii) above, each such Investment has a maturity of one year or less from the date of acquisition thereof.

    "Change of Control" means the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the total voting stock of the Company; (ii) the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases, or otherwise disposes of all or substantially all of its assets to any Person, or another Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding voting stock of the Company is converted into or exchanged for cash, securities, or other property, other than any such transaction where (a) the outstanding voting stock of the Company is converted into or exchanged for (1) voting stock (other than redeemable voting stock) of the surviving or transferee corporation, (2) cash, securities, and other property in an amount that could be paid by the Company as a Restricted Payment, or (3) a combination thereof, and (b) immediately after such transaction (1) no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), of more than 50% of the total voting stock of the Company and (2) the holders of equity securities of the Company immediately prior to such transaction hold, immediately following such transaction, a majority of the total voting power of the Person surviving such transaction; (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or (iv) the dissolution or liquidation of the Company.

    "Consolidated Net Worth" of the Company means the stockholders' equity of the Company and its Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles; provided that adjustments following the date of the Supplemental Indenture to the accounting books and records of the Company, in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise, resulting from the acquisition of control of the Company by another Person will not be given effect.

    "Debt Rating" means the actual rating assigned to the Notes by Moody's or S&P, as the case may be. (The Supplemental Indenture provides that the Company will use its reasonable best efforts to cause both Moody's and S&P to make a rating of the Notes publicly available, but in the event that either Moody's or S&P does not make a rating of the Notes publicly available, the Supplemental Indenture provides that the Company will select any other nationally recognized securities rating agency to make such a rating. In such event, the terms "Moody's" and "S&P", as the case may be, mean, for purposes of this definition, such other nationally recognized securities rating agency.)

    "Designated Event" will be deemed to have occurred at such time as (a) a Change of Control occurs or (b) a Designated Restricted Payment Event occurs.

    "Designated Restricted Payment Event" means the (i) declaration or payment of any dividend on, or the making of any distribution on account of, the Company's capital stock or (ii) purchase, redemption, or acquisition or retirement for value of any capital stock (including any option, warrant, or right to purchase capital stock) of the Company owned beneficially by a Person other than a wholly owned Subsidiary of the Company, by the Company or any Subsidiary of the Company, directly or indirectly, if, after giving effect to any such action set forth in clause (i) or (ii), the Consolidated Net Worth of the Company as at the end of the last fiscal quarter for which consolidated financial statements are available is less than $2,750.0 million.

    "Existing Indebtedness" means all Indebtedness under or evidenced by: (i) the Notes; (ii) the Company's 10% Senior Notes due 2001; (iii) the Company's 5% Convertible Subordinated Notes Due 2003; (iv) the outstanding principal amount of notes issued pursuant to the ASGREC Mortgage Loan Facility; (v) the outstanding principal amount of notes issued pursuant to the Mortgage Note Agreement between Macy's Primary Real Estate, Inc. and Federated Noteholding Corporation; (vi) the outstanding principal amount of notes issued pursuant to the Loan Agreement among Lazarus PA, Inc., PNC Bank Ohio, National Association, as agent, and the financial institutions party thereto; (vii) capital lease obligations of the Company and the Restricted Subsidiaries existing on the date of issuance of the Notes; (viii) the outstanding principal amount of uncertificated obligations of the Company owed to the IRS and other taxing authorities; (ix) the existing secured mortgage debt of the Macy's Debtors assumed pursuant to the Macy's POR; (x) the Note Override Agreement, dated as of December 19, 1994, by Kings Plaza Shopping Center of Avenue U, Inc., as Issuer, and The John Hancock Mutual Life Insurance Company ("John Hancock"), as Noteholder, and the Promissory Note, dated as of December 19, 1994, by Macy's Kings Plaza Real Estate, Inc., as Issuer, and John Hancock, as Noteholder; and
(xi) the other secured Indebtedness of the Company or secured or unsecured Indebtedness of the Restricted Subsidiaries existing on the date of issuance of the Notes.

    "Full Rating Category" means (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, and C, and (ii) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, and C. In determining whether the rating of the Notes has decreased by the equivalent of one Full Rating Category, gradation within Full Rating Categories (+ and--for S&P; 1, 2, and 3 for Moody's) will be taken into account (e.g., with respect to S&P, a decline in rating from BB+ to BB-, or from BB to B+, will constitute a decrease of less than one Full Rating Category.)

    "Indebtedness" means, as applied to any Person, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than property and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business); (iii) all obligations of such Person evidenced by notes, bonds, debentures, redeemable preferred stock, or other similar instruments (other than performance, surety, and appeals bonds arising in the ordinary course of business); (iv) all payment obligations created or arising under any conditional sale, deferred price, or other title retention agreement with respect to property acquired by such Person (unless the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (v) any capital lease obligation of such Person; (vi) all reimbursement, payment, or similar obligations, contingent or otherwise, of such Person under acceptance, letter of credit, or similar facilities (other than letters of credit in support of trade obligations or incurred in connection with public liability insurance, workers' compensation, unemployment insurance, old-age pensions, and other social security benefits other than in respect of employee benefit plans subject to ERISA); (vii) all obligations of such Person, contingent or otherwise, under any guarantee by such Person of the obligations of another Person of the type referred to in clauses
(i) through (vi) above; and (viii) all obligations referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage or security interest in property (including without limitation accounts, contract rights, and general intangibles) owned by such Person and as to which such Person has not assumed or become liable for the payment of such obligations other than to the extent of the property subject to such mortgage or security interest; provided, however, that Indebtedness of the type referred to in clauses (vii) and (viii) above will be included within the definition of "Indebtedness" only to the extent of the least of: (a) the amount of the underlying Indebtedness referred to in the applicable clause (i) through (vi) above; (b) in the case of clause (vii), the limit on recovery, if any, from such Person under obligations of the type referred to in clause (vii) above; and (c) in the case of clause (viii), the aggregate value (as determined in good faith by the Board) of the security for such Indebtedness.

    "Interest Coverage Ratio" means the ratio of: (i) the sum of: (a) net income (other than net income of any Restricted Subsidiary during a period in which such Restricted Subsidiary is prohibited from paying dividends pursuant to any provision referred to in clause (b), (c), or (d) of "Limitation on Payment Restrictions Affecting Subsidiaries"), (b) net interest expense, (c) cash dividends with respect to redeemable preferred stock (to the extent deducted from net income and not included in net interest expense in accordance with
GAAP), (d) income tax expense, (e) depreciation expense, (f) amortization expense, and (g) the net amount, which may be less than zero, of extraordinary and unusual losses, minus extraordinary and unusual gains, of the Company and its Subsidiaries on a consolidated basis, to (ii) net interest expense, plus cash dividends with respect to redeemable preferred stock (to the extent deducted from net income and not included in net interest expense in accordance with GAAP) of the Company and the Subsidiaries of the Company on a consolidated basis, all as determined in accordance with GAAP (or, in respect of the net income of any Restricted Subsidiary for purposes of the parenthetical in clause
(i)(a) above, the normal accounting practices of such Restricted Subsidiary as in effect from time to time) for the four most recently completed fiscal quarters of the Company.

    "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any capital stock, bonds, notes, debentures, or other securities or evidences of indebtedness issued by any other Person. The amount of any Investment shall be the original cost thereof, plus the cost of all additions thereto, without any adjustments for increases or decreases in value, write-ups, write-downs, or write-offs with respect to such Investment.

    "Investment Grade" means a rating of at least BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody's.

    "Investment Grade Status" exists as of a date and thereafter if at such date the Debt Rating by both Moody's and S&P is Investment Grade.

    "Material Adverse Effect" means a material adverse effect on the business, financial condition, or results of operations of the Company (taken together with its Subsidiaries as a whole).

    "Moody's" means Moody's Investors Service or any successor to the rating agency business thereof.

    "Permitted Indebtedness" means: (i) Existing Indebtedness; (ii) Indebtedness under the Bank Facilities in an aggregate principal amount at any one time not to exceed $2,800.0 million, less (x) principal payments actually made by the Company on any term loan facility under such Bank Facilities (other than principal payments made in connection with or pursuant to a refinancing of the Bank Facilities in compliance with clause (xii) below) and (y) any amounts by which any revolving credit facility commitments under the Bank Facilities are permanently reduced (other than permanent reductions made in connection with or pursuant to a refinancing of the Bank Facilities in compliance with clause (xii) below) except that under no circumstances will the total allowable indebtedness under this clause (ii) be less than $1,250.0 million (subject to increase from and after the date of issuance of the Notes at a rate, compounded annually, equal to 3% per annum) if incurred for the purpose of providing the Company and its Subsidiaries with working capital including bankers' acceptances, letters of credit, and similar assurances of payment whether as part of the Bank Facilities or otherwise; (iii) Indebtedness existing as of the date of issuance of the Notes of any Subsidiary of the Company engaged primarily in the business of owning or leasing real property; (iv) Indebtedness incurred for the purpose of financing store construction and remodeling or other capital expenditures; (v) unsecured Indebtedness among the Company and its Subsidiaries; (vi) Indebtedness in respect of the deferred purchase price of property or arising under any conditional sale or other title retention agreement; (vii) Indebtedness of a Person acquired by the Company or a Subsidiary of the Company at the time of such acquisition; (viii) to the extent deemed to be "Indebtedness," obligations under swap agreements, cap agreements, collar agreements, insurance agreements, or any other agreement or arrangement, in each case designed to provide protection against fluctuations in interest rates, the cost of currency, or the cost of goods (other than inventory); (ix) other Indebtedness in outstanding amounts not to exceed $750.0 million in the aggregate incurred by the Company and the Restricted Subsidiaries at any particular time; and (x) Indebtedness incurred in connection with any extension, renewal, refinancing, replacement, or refunding (including successive extensions, renewals, refinancings, replacements, or refundings), in whole or in part, of any Indebtedness of the Company or the Restricted Subsidiaries; provided, however, that the principal amount of the Indebtedness so incurred does not exceed the sum of the principal amount of the Indebtedness so extended, renewed, refinanced, replaced, or refunded, plus all interest accrued thereon and all related fees and expenses (including any payments made in connection with procuring any required lender or similar consents).

    "Permitted Investments" means: (i) Cash Equivalents; (ii) Investment in another Person, if as a result of such Investment (a) such other Person becomes a Restricted Subsidiary of the Company or (b) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary of the Company; (iii) Investments in the Company or any Restricted Subsidiary of the Company; (iv) Investments represented by accounts receivable created or acquired in the ordinary course of business, extension of trade credit on commercially reasonable terms in accordance with normal trade practices or liabilities to the Company or any Restricted Subsidiary represented by customer credit card obligations; (v) commissions and advances to employees of the Company and its Subsidiaries in the ordinary course of business; (vi) Investments representing notes, securities, or other instruments or obligations acquired in connection with the sale of assets; (vii) Investments in the form of the sale (on a "true-sale" non-recourse basis) of receivables transferred from the Company or any Restricted Subsidiary, or transfers of cash, to an Unrestricted Subsidiary as a capital contribution or in exchange for Indebtedness of such Unrestricted Subsidiary or cash; (viii) Permitted Joint Venture Investments; (ix) Investments representing capital stock or obligations issued to the Company or any Restricted Subsidiary in settlement of claims against any other Person by reason of a composition or readjustment of debt or a reorganization of any debtor of the Company or such Restricted Subsidiary; (x) loans or other advances to vendors in connection with in-store merchandising to be repaid either on a lump-sum basis or over a period of time by delivery of merchandise; (xi) loans or advances to sublessees in an aggregate amount not to exceed $5.0 million at any time outstanding; (xii) construction advances to developers; (xiii) Investments in swap agreements, cap agreements, collar agreements, insurance arrangements, or any other agreement or arrangement designed to provide protection against fluctuations in interest rates, the cost of currency, or the cost of goods (other than inventory); and
(xiv) other Investments not to exceed $200.0 million in the aggregate.

    "Permitted Joint Venture Investments" means Investments in joint ventures or other risk sharing arrangements (which may include investments in partnerships or corporations) the purpose of which is to engage in the same or similar lines of business as the Company or a Restricted Subsidiary or in businesses consistent with the fundamental nature of the operating business of the Company or a Restricted Subsidiary or as are necessary or desirable to facilitate the operating business of the Company or a Restricted Subsidiary and in a business or operation that the Company or a Restricted Subsidiary could engage in directly under the terms of the Indenture and that constitute "Investments" solely due to the fact that Persons other than the Company or a Restricted Subsidiary have an interest in such business or operation; provided, however, that the business of such joint venture, partnership, or corporation is, by the terms of the applicable joint venture agreement, partnership agreement, or corporate charter, prohibited from the making of Investments other than Permitted Investments to the extent that the Company could make such Permitted Investments directly.

    "Permitted Liens" means: (i) liens (other than liens on inventory) securing Indebtedness referred to in any of clauses (i) through (iv), clauses (vi) through (ix), and clause (xi) of the definition of "Permitted Indebtedness";
(ii) liens incurred and pledges and deposits made in the ordinary course of business in connection with liability insurance, workers' compensation, unemployment insurance, old-age pensions, and other social security benefits other than in respect of employee benefit plans subject to ERISA; (iii) liens securing performance, surety, and appeal bonds and other obligations of like nature incurred in the ordinary course of business; (iv) liens on goods and documents securing trade letters of credit; (v) liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's, and vendors' liens, incurred in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings; (vi) liens securing the payment of taxes, assessments, and governmental charges or levies (a) either (1) not delinquent or (2) being contested in good faith by appropriate legal or administrative proceedings and
(b) as to which adequate reserves shall have been established on the books of the relevant corporation in conformity with GAAP; (vii) zoning restrictions, easements, rights of way, reciprocal easement agreements, operating agreements, covenants, conditions, or restrictions on the use of any parcel of property that are routinely granted in real estate transactions or do not interfere in any material respect with the ordinary conduct of the business of the Company and its Subsidiaries or the value of such property for the purpose of such business;
(viii) liens on property existing at the time such property is acquired; (ix) purchase money liens upon or in any property acquired or held in the ordinary course of business to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property; (x) liens on the assets of any Subsidiary of the Company at the time such Subsidiary is acquired; (xi) liens with respect to obligations in outstanding amounts not to exceed $100.0 million at any particular time and that (a) are not incurred in connection with the borrowing of money or obtaining advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate interfere in any material respect with the ordinary conduct of the business of the Company and its

Subsidiaries; and (xii) without limiting the ability of the Company or any Restricted Subsidiary to create, incur, assume, or suffer to exist any lien otherwise permitted under any of the foregoing clauses, any extension, renewal, or replacement, in whole or in part, of any lien described in the foregoing clauses; provided, however, that any such extension, renewal, or replacement lien is limited to the property or assets covered by the lien extended, renewed, or replaced or substitute property or assets, the value of which is determined by the Board to be not materially greater than the value of the property or assets for which the substitute property or assets are substituted.

    "Person" means an individual, partnership, corporation (including without limitation a business trust), joint stock company, trust, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof.

    "Rating Decline" means the occurrence of the following on, or within 90 calendar days after, the date of public disclosure of the occurrence of a Designated Event (which period will be extended, for a period not to exceed 90 calendar days, so long as the Debt Rating is under publicly announced consideration for possible downgrading by both Moody's and S&P): (i) in the event the Notes are rated Investment Grade by Moody's or S&P on the earlier of the date immediately preceding the date of the public disclosure of (w) the occurrence of a Designated Event or (x) (if applicable) the intention of the Company to effect a Designated Event, the Debt Rating by both Moody's and S&P shall be below Investment Grade; or (ii) in the event the Notes are rated below Investment Grade by both Moody's and S&P on the earlier of the date immediately preceding the date of the public disclosure of (y) the occurrence of a Designated Event or (z) (if applicable) the intention of the Company to effect a Designated Event, the Debt Rating by each of Moody's and S&P shall be decreased by at least one Full Rating Category.

    "Restricted Subsidiary" means any direct or indirect Subsidiary (as that term is defined in Regulation S-X promulgated by the Commission) other than an Unrestricted Subsidiary.

    "S&P" means Standard & Poor's Rating Group, a division of McGraw-Hill, Inc., or any successor to the rating agency business thereof.

    "Senior Indebtedness" means any Indebtedness of the Company or its Subsidiaries other than Subordinated Indebtedness.

    "Significant Subsidiary" means any Subsidiary that accounts for (i) 10% or more of the total consolidated assets of the Company and its Subsidiaries as of any date of determination or (ii) 10% or more of the total consolidated revenues of the Company and its Subsidiaries for the most recently concluded fiscal quarter.

    "Subordinated Indebtedness" means any Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

    "Subsidiary" means, as applied, with respect to any Person, any corporation, partnership, or other business entity of which, in the case of a corporation, more than 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation has or might have voting power upon the occurrence of any contingency), or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries, or by one or more of such Person's other Subsidiaries.

    "Unrestricted Subsidiary" means any entity designated as such in the Supplemental Indenture (including the Company's existing receivables finance Subsidiaries, FDS National Bank, FACS Group, Inc., Federated Credit Holdings Corporation, Prime Credit Card Master Trust (to the extent that it is deemed to be a Subsidiary), Prime Receivables Corporation, Seven Hills Funding Corporation, Ridge Capital Trust II (to the extent that it is deemed to be a Subsidiary), Macy

Financial, Inc., R.H. Macy Overseas Finance, N.V., Macy Credit Corp., and Macy's Data and Credit Services Corp.) or by the Board, provided that such entity is a special purpose entity formed for financing purposes.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of the Notes set forth opposite its name below:

                                                                PRINCIPAL
                                                                  AMOUNT
    UNDERWRITER                                                  OF NOTES
------------------------------------------------------------   ------------
Goldman, Sachs & Co.........................................   $200,000,000
CS First Boston Corporation.................................    100,000,000
Lehman Brothers Inc.........................................     60,000,000
Citicorp Securities, Inc....................................     40,000,000
                                                               ------------
      Total.................................................   $400,000,000
                                                               ------------
                                                               ------------

    Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Notes, if any are taken.

    The Underwriters propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of 0.50% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not to exceed 0.25% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

    The Notes are a new issue of securities with no established trading market. Although the Company intends to cause the Notes to be authorized for listing on the New York Stock Exchange, there can be no assurance, even if such authorization is obtained, that an active market for the Notes will develop or, if any such market develops, that it will continue to exist, or as to the liquidity of such market.

    Settlement for the Notes will be made in immediately available funds and all secondary trading in the Notes will settle in immediately available funds. See "Description of the Notes--Same-Day Settlement and Payment".

    The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

    The Underwriters and their respective affiliates have provided investment banking services to the Company from time to time. The Underwriters have received customary fees in connection with providing these services. In addition, an affiliate of CS First Boston Corporation and an affiliate of Citicorp Securities, Inc. have provided commercial banking services to the Company. Goldman, Sachs & Co. is currently engaged as financial advisor to the Company in connection with the Merger and will receive customary fees in connection with providing these services.

                                    EXPERTS

    The consolidated financial statements of Federated as of January 28, 1995 and January 29, 1994, and for each of the fifty-two week periods ended January 28, 1995, January 29, 1994 and January 30, 1993, have been incorporated by reference in this Prospectus Supplement in reliance upon the report, incorporated by reference herein, of KPMG Peat Marwick LLP, independent certified public accountants and upon the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of Macy's as of July 30, 1994 and July 31, 1993 and for each of the three years in the period ended July 30, 1994 incorporated by reference in this Prospectus Supplement have been audited by Deloitte & Touche LLP, independent auditors, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Broadway as of January 28, 1995 and January 29,1994 and for each of the fiscal years ended January 28,1995 and January 29, 1994, the seventeen weeks ended January 30, 1993, and the thirty-five weeks ended October 3, 1992 incorporated by reference in this Prospectus Supplement have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    The validity of the Notes offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, New York, New York. Certain legal matters will be passed upon for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

--------------------------------------------------------------------------------
                                   PROSPECTUS
--------------------------------------------------------------------------------

                       FEDERATED DEPARTMENT STORES, INC.
                                DEBT SECURITIES

    The Company may offer from time to time debt securities ("Debt Securities") consisting of notes, debentures, or other evidences of indebtedness in one or more series. The Debt Securities will be offered to the public in amounts, at prices, and on terms determined by market conditions at the time of sale and set forth in a supplement to this Prospectus (a "Prospectus Supplement"). The aggregate offering price of the Debt Securities will not exceed $750,000,000 or, if applicable, the equivalent thereof in other currencies.

    The specific designation, aggregate principal amount, purchase price, maturity, rate (or method of calculation thereof) and time of payment of interest, if any, any conversion or exchange provisions, any redemption provisions, any subordination provisions, and any other specific terms of the Debt Securities offered hereby not set forth herein under the caption "Description of Debt Securities" in this Prospectus, and any listing thereof on a securities exchange, are set forth in the accompanying Prospectus Supplement.

    Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in the accompanying Prospectus Supplement.

    SEE "RISK FACTORS" AT PAGES 3 AND 4 HEREOF FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN DEBT SECURITIES.
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
             SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                  COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL
                                      OFFENSE.

                              -------------------

    The Debt Securities will be sold either through underwriters, dealers, or agents or directly by the Company. The accompanying Prospectus Supplement sets forth the names of any underwriters, dealers, or agents involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the proposed amounts, if any, to be purchased by underwriters, and the compensation, if any, of such underwriters, dealers, or agents.

                              -------------------

    This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

                              -------------------

                 The Date of this Prospectus is June 29, 1995.

                             AVAILABLE INFORMATION

    Federated Department Stores, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                              -------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's Annual Report on Form 10-K for the fiscal year ended January 28, 1995 (Commission File No. 1-3536) (the "1994 Form 10-K"), the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 29, 1995 (the "First Quarter Form 10-Q"), and all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities are incorporated herein by reference.

    Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part of this Prospectus, except as so modified, and any statement so superseded will not be deemed to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Federated Department Stores, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202, Attention: Investor Relations (telephone: (513) 579-7780).

                                  RISK FACTORS

    The Debt Securities are subject to a number of material risks, including those enumerated below. Investors should carefully consider the risk factors enumerated below together with all of the information set forth or incorporated by reference in this Prospectus or the accompanying Prospectus Supplement in determining whether to purchase any of the Debt Securities.

LEVERAGE; RESTRICTIVE COVENANTS

    As of April 29, 1995, the Company's total consolidated indebtedness of $5,197.9 million was greater than its shareholders' equity of $3,584.9 million. As of April 29, 1995, the Company's subsidiaries had $2,138.5 million of indebtedness (excluding guarantees of Company indebtedness) and the Company had $2,302.0 million of secured indebtedness. The debt instruments to which the Company is a party contain restrictive covenants, including covenants limiting capital expenditures, incurrence of debt, and sales of assets. In addition, under certain of its debt instruments, the Company's consolidated results of operations and financial position are required to be in compliance with certain financial ratios, some of which become more restrictive over time, and a substantial portion of the Company's indebtedness is secured by the capital stock or assets of various subsidiaries of the Company or has been incurred by subsidiaries. Among other consequences, the leverage of the Company and such restrictive covenants and other terms of the Company's debt instruments could impair the Company's ability to obtain financing in the future or to take advantage of significant business opportunities that may arise. In addition, the Company's leverage may increase the vulnerability of the Company to adverse general economic and retailing industry conditions and to increased competitive pressures.

SECURITY INTERESTS

    The capital stock of the Company's principal subsidiaries and substantially all of the receivables and certain real estate of the Company and its subsidiaries are subject to various security interests and liens securing certain indebtedness of the Company and its subsidiaries. As of April 29, 1995, the Company and its subsidiaries had $4,212.7 million of secured indebtedness. If a holder of a security interest becomes entitled to exercise its rights as a secured party, it would have the right to foreclose upon and sell or otherwise transfer the collateral subject to its security interest, and the collateral would be correspondingly unavailable to the Company or the subsidiary owning such collateral and to other creditors of the Company or such subsidiary, except to the extent, if any, that the value of the affected collateral exceeds the amount of the indebtedness in respect of which such foreclosure rights are exercised.

HOLDING COMPANY STRUCTURE

    The Company is a holding company, substantially all of the operations of which are conducted through subsidiaries. Consequently, the Company relies principally on dividends or advances from its subsidiaries for the funds necessary for, among other things, the payment of principal of and interest on the Debt Securities and the other indebtedness of the Company. The ability of such subsidiaries to pay dividends is subject to applicable state law and certain other restrictions. Any right of the holders of the Debt Securities to participate in the assets of any of the subsidiaries upon such subsidiary's liquidation or recapitalization will be effectively subordinated to the claims of such subsidiary's creditors and preferred stockholders (if any), except to the extent that the Company is itself recognized as a creditor of such subsidiary. In addition to their own indebtedness, certain of the Company's subsidiaries have guaranteed the indebtedness of the Company under its bank credit facility.

CERTAIN EFFECTS OF ACQUISITIONS

    The Company acquired R.H. Macy & Co., Inc. ("Macy's") on December 19, 1994 and effected other acquisitions (and dispositions) during fiscal year 1994. Under the purchase method of accounting, the assets, liabilities, and results of operations associated with such acquisitions have been included in the Company's financial position and results of operations since the respective dates thereof. Accordingly, the financial position and results of operations of the Company (including the ratio of earnings to fixed charges data set forth elsewhere herein) as of the end of and for fiscal year 1994 and subsequent dates and periods are not directly comparable to the financial position and results of operations of the Company as of and for prior dates and periods.

BUSINESS FACTORS AND COMPETITIVE CONDITIONS

    The retailing industry is and will continue to be intensely competitive. The Company's stores will face increasing competition not only with other department stores in the geographic areas in which they operate, but also with numerous other types of retail formats, including specialty stores, general merchandise stores, off-price and discount stores, new and established forms of home shopping (including mail order catalogs, television, and computer services), and manufacturer outlets.

SEASONAL NATURE OF THE DEPARTMENT STORE BUSINESS

    The department store business is seasonal in nature, with a high proportion of sales and operating income generated in November and December. Working capital requirements fluctuate during the year, increasing somewhat in mid-Summer in anticipation of the Fall merchandising season and increasing substantially prior to the Christmas season as significantly higher inventory levels are necessary.

CERTAIN CLAIMS AGAINST THE MACY'S DEBTORS

    Certain claims or portions thereof (the "Cash Payment Claims") against Macy's and certain of its subsidiaries (collectively, the "Macy's Debtors") which, to the extent allowed by the bankruptcy court having continuing jurisdiction over the Macy's Debtors, will be paid in cash pursuant to the plan of reorganization of the Macy's Debtors were disputed by the Company as of the date of this Prospectus. The aggregate amount of disputed Cash Payment Claims ultimately allowed may be more or less than the Company's estimate of the aggregate allowed amount thereof. As of June 6, 1995, the aggregate face amount of disputed Cash Payment Claims was $838.3 million, while the estimated allowed amount thereof was $336.7 million. Although there can be no assurance with respect thereto, the Company believes that the actual allowed amount of disputed Cash Payment Claims will not be materially greater than the estimated allowed amount thereof.

CERTAIN TAXATION MATTERS

    The Company is subject to audits by taxing authorities with respect to periods both before and after the Macy's acquisition. As of the date of this Prospectus, the Company was a party to certain disputes with the Internal Revenue Service (the "IRS") in which the IRS was seeking to disallow certain deductions claimed by, and certain loss carryforwards utilized by, Federated and its predecessors. Although there can be no assurance with respect thereto, the Company does not expect the ultimate resolution of such disputes to have a material adverse effect on the Company's financial position or results of operations.

ABSENCE OF PUBLIC MARKET FOR THE DEBT SECURITIES

    All Debt Securities will be a new issue of securities with no established trading market. Any underwriters to whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the secondary market for any Debt Securities.

                                  THE COMPANY

    The Company is one of the leading operators of full-line department stores in the United States, with 354 department stores in 31 states as of April 29, 1995. As of April 29, 1995, the Company also operated 137 specialty and clearance stores and a mail order catalog business. The Company's department stores sell a wide range of merchandise, including men's, women's and children's apparel and accessories, cosmetics, home furnishings, and other consumer goods, and are diversified by size of store, merchandising character, and character of community served. The Company's department stores are located at urban or suburban sites, principally in densely populated areas across the United States. In connection with the Macy's acquisition, among other things, the Company has
(i) realigned operating management; (ii) discontinued the operations of Macy's 12-store I. Magnin specialty chain; (iii) commenced the consolidation of the Company's Abraham & Straus/Jordan Marsh division with the Macy's East division;
(iv) commenced the consolidation of the Company's Lazarus and Rich's divisions;
(v) commenced the consolidation of certain buying, support, and certain centralized functions; (vi) announced that it intends to close all 14 of its Macy's close-out stores by the end of fiscal 1995; and (vii) announced that it intends to explore the possibility of selling the specialty store operations that were acquired in the Macy's acquisition.

    The Company believes that the department store business will continue to consolidate. Accordingly, the Company intends from time to time to consider actions to increase efficiency and provide greater value to customers and to consider the possible acquisition of department store assets and companies.

    The Company's principal executive offices are located at 151 West 34th Street, New York, New York 10001 and 7 West Seventh Street, Cincinnati, Ohio 45202. The Company's telephone numbers at such offices are (212) 695-4400 and
(513) 579-7000, respectively.

                                USE OF PROCEEDS

    The principal reason for this offering is to make funds available for general corporate purposes, which may include the repayment of indebtedness outstanding from time to time, acquisitions, new store construction, store expansions, and further investments in technology. Other reasons, if any, for this offering are set forth in the accompanying Prospectus Supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for each of the periods set forth below has been computed on a consolidated basis and should be read in conjunction with the Company's Consolidated Financial Statements (including the notes thereto) set forth in the 1994 Form 10-K and the First Quarter Form 10-Q. As a result of the Company's emergence from reorganization proceedings and its adoption of fresh-start reporting as of February 1, 1992, the Company's financial information for periods ending after February 1, 1992 is generally not comparable to financial information for periods ending on or before February 1, 1992 and is separated by a black line. As a result of the Company's acquisition of Macy's and other transactions, the Company's financial position and results of operations as of and for the year ended January 28, 1995 and subsequent dates and periods are not directly comparable to its financial position and results of operations as of and for prior dates and periods. See "Risk Factors--Certain Effects of Acquisitions."

                         FISCAL QUARTER   FISCAL YEAR   FISCAL YEAR   FISCAL YEAR   FISCAL YEAR     FISCAL YEAR
                             ENDED           ENDED         ENDED         ENDED         ENDED           ENDED
                           APRIL 29,      JANUARY 28,   JANUARY 29,   JANUARY 30,   FEBRUARY 1,     FEBRUARY 2,
                              1995           1995          1994          1993          1992            1991
                         --------------   -----------   -----------   -----------   -----------     -----------
Consolidated ratio of
  earnings to fixed
  charges
  (unaudited)(a).......      --               1.99x         2.33x         1.72x         --             --
Consolidated deficiency
  of earnings to fixed
  charges (in millions)
  (unaudited)(a).......      $ 87.4          --            --            --          $ 1,850.1(b)     $ 548.8(c)

------------

 (a)  For purposes of computing the ratio (or deficiency) of earnings to fixed charges, earnings consist of income before income taxes and extraordinary items plus fixed charges (excluding capitalized interest). Fixed charges represent interest incurred, amortization of debt expense, and that portion of rental expense on operating leases deemed to be the equivalent of interest.

 (b)  Excludes interest on unsecured prepetition indebtedness of $301.6 million and dividends on preferred stock of $47.4 million.

 (c)  Excludes interest on unsecured prepetition indebtedness of $291.0 million and dividends on preferred stock of $47.4 million.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

    The Debt Securities will be issued under an Indenture, dated as of December 15, 1994 (the "Indenture"), which is incorporated by reference as an exhibit to the Registration Statement, between the Company and The First National Bank of Boston, as Trustee (the "Trustee"). The statements under this caption are brief summaries of the material provisions of the Indenture, do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture. Except as otherwise defined herein, capitalized terms used herein have the meanings given to them in the Indenture.

    The Indenture does not limit the aggregate amount of Debt Securities which may be issued thereunder. The Debt Securities may be issued from time to time in one or more series. Reference is made to the accompanying Prospectus Supplement for the following terms and other information with respect to the Debt Securities being offered hereby: (i) the title of such Debt Securities; (ii) any limit on the aggregate principal amount of such Debt Securities; (iii) the persons to whom any interest on such Debt Securities will be payable, if other than the registered holders thereof on the Regular Record Date therefor; (iv) the date or dates (or manner of determining the same) on which the principal of such Debt Securities will be payable; (v) the rate or rates (or manner of determining the same) at which such Debt Securities will bear interest, if any, and the date or dates from which such interest will accrue; (vi) the dates (or manner of determining the same) on which such interest will be payable and the Regular Record Dates for such Interest Payment Dates; (vii) the place or places where the principal of and any premium and interest on such Debt Securities will be payable; (viii) the period or periods, if any, within which, and the price or prices at which, such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (ix) any mandatory or optional sinking fund or analogous provisions; (x) the denominations in which any Debt Securities will be issuable if other than denominations of $1,000 and any integral multiple thereof; (xi) the currency or currencies or currency units, if other than currency of the United States of America, in which payment of the principal of and any premium or interest on such Debt Securities will be payable, and the terms and conditions of any elections that may be made available with respect thereto; (xii) any index or formula used to determine the amount of payments of principal of and any premium or interest on such Debt Securities; (xiii) whether the Debt Securities are to be issued in whole or in part in the form of one or more global securities ("Global Securities"), and, if so, the identity of the depositary, if any, for such Global Security or Securities; (xiv) the terms and conditions, if any, pursuant to which such Debt Securities are convertible into or exchangeable for Common Stock or other securities; (xv) the applicability of the provisions described in "-- Defeasance"; (xvi) any subordination provisions applicable to such Debt Securities; and (xvii) any other terms of the Debt Securities.

    Debt Securities may be issued at a discount from their stated principal amount. Certain federal income tax considerations and other special considerations applicable to any Debt Security issued with original issue discount (an "Original Issue Discount Security") may be described in an applicable Prospectus Supplement.

    If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms, and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in an applicable Prospectus Supplement.

    Unless otherwise indicated in an applicable Prospectus Supplement, (i) the Debt Securities will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof and (ii) payment of principal, premium (if any), and interest on the Debt Securities will be payable, and the exchange, conversion, and transfer of Debt Securities will be registerable, at the office or agency of the Company maintained for such purposes and at any other office or agency maintained for such purpose. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

BOOK-ENTRY DEBT SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (a "Depositary") or its nominee identified in an applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in any other circumstances described in an applicable Prospectus Supplement.

    The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in an applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

    Unless otherwise specified in an applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such depositary or its nominee ("Participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Securities will be limited to Participants or Persons that may hold interests through participants. Ownership of beneficial interests by Participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through Participants will be shown on, and the transfer of that ownership interest within such Participant will be effected only through, records maintained by such Participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in an applicable Prospectus Supplement, owners of beneficial interests in such Global Securities will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form, and will not be considered the owners or Holders thereof for any purpose under the Indenture. Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such Person is not a Participant, on the procedures of the Participant through which such Person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that, under existing industry practices, if the Company requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a Holder is entitled to give or take under Indenture, the Depositary would authorize the Participants to give such notice or take such action, and Participants would authorize beneficial owners owning through such Participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    Principal of and any premium and interest on a Global Security will be payable in the manner described in an applicable Prospectus Supplement. Payment of principal of, and any premium or interest on, Debt Securities registered in the name of or held by a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Debt Securities. None of the Company, the Trustee, any Paying Agent, or the Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Debt Securities or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

CERTAIN COVENANTS

    Maintenance of Office or Agency. The Company will be required to maintain an office or agency in each place of payment for each series of Debt Securities for notice and demand purposes and for the purposes of presenting or surrendering Debt Securities for payment, registration of transfer, or exchange.

    Paying Agents, Etc. If the Company acts as its own paying agent with respect to any series of Debt Securities, on or before each due date of the principal of, or interest on any of the Debt Securities of that series, it will be required to segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay such amount due and to notify the Trustee promptly of its action or failure so to act. If the Company has one or more paying agents for any series of Debt Securities, prior to each due date of the principal of or interest on any Debt Securities of that series, it will deposit with a paying agent a sum sufficient to pay such amount, and the Company will promptly notify the Trustee of its action or failure so to act (unless such paying agent is the Trustee). All moneys paid by the Company to a paying agent for the payment of principal of and interest on any Debt Securities that remain unclaimed for two years after such principal or interest has become due and payable may be repaid to the Company, and thereafter the holder of such Debt Securities may look only to the Company for payment thereof.

    Payment of Taxes and Other Claims. The Company will be required to pay and discharge, before the same become delinquent, (i) all taxes, assessments, and governmental charges levied or imposed upon the Company or any Subsidiary of the Company or their properties and (ii) all claims that if unpaid would result in a lien on their property and have a material adverse effect on the business, assets, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole (a "Material Adverse Effect"), unless the same is being contested by proper proceedings.

    Maintenance of Properties. The Company will be required to cause all properties used in the business of the Company or any Subsidiary of the Company to be maintained and kept in good condition, repair, and working order, except to the extent that the failure to do so would not have a Material Adverse Effect.

    Existence. The Company will be required to, and also will be required to cause its Subsidiaries to, preserve and keep in full force their existence, charter rights, statutory rights, and franchises, except to the extent that failure to do so would not have a Material Adverse Effect.

    Compliance with Laws. The Company will be required to and to cause its Subsidiaries to comply with all applicable laws to the extent the failure to do so would have a Material Adverse Effect.

    Restrictive Covenants. Any restrictive covenants applicable to any series of Debt Securities will be described in an applicable Prospectus Supplement.

EVENTS OF DEFAULT

    The following are Events of Default under the Indenture with respect to Debt Securities of any series: (i) default in the payment of the principal of (or premium, if any, on) any Debt Security of that series when it becomes due and payable; (ii) default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 calendar days; (iii) default in the making of any sinking fund payment as and when due by the terms of any Debt Security of that series; (iv) default in the performance, or breach, of any other covenant or warranty of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), and continuance of such default for a period of 60 calendar days after written notice thereof has been given to the Company as provided in the Indenture; (v) any nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other indebtedness of the Company the principal amount of which is not less than $100 million, which default results in such indebtedness becoming due prior to its stated maturity or occurs at the final maturity thereof; (vi) certain events of bankruptcy, insolvency, or reorganization involving the Company; and (vii) any other Event of Default provided with respect to Debt Securities of that series. Pursuant to the Trust Indenture Act, the Trustee is required, within 90 calendar days after the occurrence of a default in respect of any series of Debt Securities, to give to the Holders of the Debt Securities of such series notice of all such uncured defaults known to it (except that, in the case of a default in the performance of any covenant of the character contemplated in clause (iv) of the preceding sentence, no such notice to Holders of the Debt Securities of such Series will be given until at least 30 calendar days after the occurrence thereof), except that, other than in the case of a default of the character contemplated in clause (i), (ii), or (iii) of the preceding sentence, the Trustee may withhold such notice if and so long as it in good faith determines that the withholding of such notice is in the interests of the Holders of the Debt Securities of such series.

    If an Event of Default with respect to Debt Securities occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the Debt Securities of that series by notice as provided in the Indenture may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. See "-- Modification and Waiver" below. If an Event of Default under clause (vi) above occurs, then the principal of, premium on, if any, and accrued interest on the Debt Securities of that series will become immediately due and payable without any declaration or other act on the part of the Trustee of any holder of the Debt Securities of that series.

    The Indenture provides that, subject to the duty of the Trustee thereunder during an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the Trustee, the Holders of a majority in principal amount of the Debt Securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

    No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default, and unless the Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of the same series have also made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee has received from the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of the same series a direction inconsistent with such request and has failed to institute such proceeding within 60 calendar days. However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and interest on such Debt Security on or after the respective due dates expressed in such Debt Security.

    The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of its obligations under the Indenture and as to any default in such performance.

    Any additional Events of Default with respect to any series of Debt Securities, and any variations from the foregoing Events of Default applicable to any series of Debt Securities, will be described in an applicable Prospectus Supplement.

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Debt Securities of each series affected thereby, except that no such modification or amendment may, without the consent of the Holder of each Debt Security affected thereby, (i) change the Stated Maturity of, or any installment of principal of, or interest on, any Debt Security; (ii) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Debt Security; (iii) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; (iv) change the place or currency of payment of principal of, or premium, if any, or interest on any Debt Security;
(v) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity or Prepayment Date thereof; or (vi) reduce the percentage in principal amount of Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

    The Holders of at least a majority in aggregate principal amount of the Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain covenants of the Indenture. The Holders of not less than a majority in principal amount of the Debt Securities of any series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Debt Security of that series affected thereby.

DEFEASANCE

    Unless otherwise specified in a Prospectus Supplement applicable to a particular series of Debt Securities, the Company, at its option, (i) will be deemed to have been discharged from its obligations with respect to the Debt Securities of such series (except for certain obligations, including obligations to register the transfer or exchange of Debt Securities of such series, to replace destroyed, stolen, lost, or mutilated Debt Securities of such series, and to maintain an office or agency in respect of the Debt Securities and hold moneys for payment in trust) or (ii) will be released from its obligations to comply with the covenants that are under "Certain Covenants" above with respect to the Debt Securities of such series, and the occurrence of an event described in clause (iv) under "Events of Default" above with respect to any defeased covenant and clauses (iii), (v), and (vii) of the "Events of Default" above will no longer be an Event of Default if, in either case, the Company irrevocably deposits with the Trustee, in trust, money or direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or obligations of an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable at the issuer's option ("U.S. Government Obligations") or certain depositary receipts therefor that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of (and premium, if any) and any interest on the Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. Such defeasance may be effected only if, among other things, (a) no Event of Default or event which with the giving of notice or lapse or time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit, (b) no Event of Default described under clause (vi) under "--Events of Default" above or event that with the giving of notice or lapse of time, or both, would become an Event of Default described under such clause (vi) shall have occurred and be continuing at any time on or prior to the 90th calendar day following such date of deposit, (c) in the event of defeasance under clause (i) above, the Company has delivered an Opinion of Counsel, stating that (1) the Company has received from, or there has been published by, the IRS a ruling, or (2) since the date of the Indenture there has been a change in applicable federal law, in either case to the effect that, among other things, the holders of the Debt Securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred, and (d) in the event of defeasance under clause (ii) above, the Company has delivered an Opinion of Counsel to the effect that, among other things, the Holders of the Debt Securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred. In the event the Company fails to comply with its remaining obligations under the applicable Indenture after a defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (ii) above and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments.

SATISFACTION AND DISCHARGE

    The Company, at its option, may satisfy and discharge the Indenture (except for certain obligations of the Company and the Trustee, including, among others, the obligations to apply money held in trust) when (i) either (a) all Debt Securities previously authenticated and delivered (other than (1) Debt Securities that were destroyed, lost, or stolen and that have been replaced or paid and (2) Debt Securities for the payment of which money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all such Debt Securities not theretofore delivered to the Trustee for cancellation (1) have become due and payable, (2) will become due and payable at their Stated Maturity within one year, or (3) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company, and the Company has deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on such Debt Securities not previously delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of Debt Securities which have become due and payable) or to the stated maturity or redemption date, as the case may be, (ii) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company, and (iii) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the Indenture have been satisfied.

LIMITATIONS ON MERGER AND CERTAIN OTHER TRANSACTIONS

    Prior to the satisfaction and discharge of the Indenture, the Company may not consolidate with or merge with or into any other person, or transfer all or substantially all of its properties and assets to another person unless (i) either (a) the Company is the continuing or surviving person in such a consolidation or merger or (b) the person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company are transferred (the Company or such other person being referred to as the "Surviving Person") is a corporation organized and validly existing under the laws of the United States, any state thereof, or the District of Columbia, and shall expressly assume, by an indenture supplement, all the obligations of the Company under the Debt Securities and the Indenture, (ii) immediately after the transaction and the incurrence or anticipated incurrence of any indebtedness to be incurred in connection therewith, no Event of Default will exist, and (iii) an officer's certificate has been delivered to the Trustee to the effect that the conditions set forth in the preceding clauses (i) and (ii) have been satisfied and an opinion of counsel has been delivered to the Trustee to the effect that the conditions set forth in the preceding clause (i) have been satisfied. The Surviving Person will succeed to and be substituted for the Company with the same effect as if it has been named in the Indenture as a party thereto, and thereafter the predecessor corporation will be relieved of all obligations and covenants under the Indenture and the Debt Securities.

GOVERNING LAW

    The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

    The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company within three months of, or subsequent to, a default by the Company to make payment in full of principal of or interest on any series of Debt Securities when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However, the Trustee's rights as a creditor of the Company will not be limited if the creditor relationship arises from, among other things: the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the Trustee; certain advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the Indenture; disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian, or paying agent or in any other similar capacity; indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or the acquisition, ownership, acceptance, or negotiation of certain drafts, bills of exchange, acceptances, or other obligations. The Indenture does not prohibit the Trustee from serving as trustee under any other indenture to which the Company may be a party from time to time or from engaging in other transactions with the Company. If the Trustee acquires any conflicting interest and there is an Event of Default with respect to any series of Debt Securities, it must eliminate such conflict or resign.

                              PLAN OF DISTRIBUTION

    The Company may sell the Debt Securities in any one or more of the following ways: (i) through one or more underwriters, (ii) through one or more dealers or agents (which may include one or more underwriters), or (iii) directly to one or more purchasers.

    The distribution of the Debt Securities may be effected from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with the sale of the Debt Securities, underwriters, dealers, and agents may receive compensation from the Company or from purchasers of the Debt Securities in the form of discounts, concessions, or commissions. Underwriters, dealers, and agents who participate in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer, or agent will be identified and any such compensation received from the Company will be described in an applicable Prospectus Supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Under agreements which may be entered into by the Company, underwriters, dealers, and agents who participate in the distribution of the Debt Securities may be entitled to indemnification by the Company against certain liabilities, including under the Securities Act, or contribution from the Company to payments which the underwriters, dealers, or agents may be required to make in respect thereof. The underwriters, dealers, and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

    The Company currently anticipates that, in connection with any distribution of Debt Securities effected through underwriters or agents, Goldman, Sachs & Co. would serve as the managing underwriter or the principal placement agent, as the case may be. However, the Company reserves the right to select any other firm to serve as managing underwriter or principal placement agent in connection with any such distribution, and reference should be made to the applicable Prospectus Supplement for information regarding the specific plan of distribution for such Debt Securities.

    All Debt Securities will be a new issue of securities with no established trading market. Any underwriters to whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the secondary market for any Debt Securities.

                          VALIDITY OF DEBT SECURITIES

    Unless otherwise indicated in an applicable Prospectus Supplement relating to the Debt Securities, the validity of the Debt Securities offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, New York, New York.

                                    EXPERTS

    The consolidated financial statements of the Company as of January 28, 1995 and January 29, 1994, and for each of the 52-week periods ended January 28, 1995, January 29, 1994, and January 30, 1993, have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP, independent public accountants, and upon the authority of said firm as experts in accounting and auditing. The financial statements incorporated herein by reference to reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, are or will be so incorporated in reliance upon the reports of KPMG Peat Marwick LLP, or any other independent public accountants, relating to such financial statements and upon the authority of such independent public accountants as experts in accounting and auditing in giving such reports to the extent that the particular firm has audited such financial statements and consented to the use of their reports thereon.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR
IN THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER
THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION
CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              -------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT

Recent Developments...................  S-3
Use of Proceeds.......................  S-4
Terms of Other Indebtedness of the
  Company.............................  S-4
Description of the Notes..............  S-10
Underwriting..........................  S-23
Experts...............................  S-24
Legal Matters.........................  S-24

                 PROSPECTUS
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
Risk Factors..........................    3
The Company...........................    5
Use of Proceeds.......................    5
Ratio of Earnings to Fixed Charges....    6
Description of Debt Securities........    7
Plan of Distribution..................   14
Validity of Debt Securities...........   15
Experts...............................   15


                                   $400,000,000


                                FEDERATED DEPARTMENT
                                    STORES, INC.


                          8.125% SENIOR NOTES DUE 2002



                      -----------------------------------

                             PROSPECTUS SUPPLEMENT

                      -----------------------------------



                              GOLDMAN, SACHS & CO.

                                CS FIRST BOSTON

                                LEHMAN BROTHERS

                           CITICORP SECURITIES, INC.

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